                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               ARTISTdirect, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   04315D 10 3
                         -------------------------------
                                 (CUSIP Number)

                                December 31, 2000
- --------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 2 OF 15 PAGES
- -------------------------                                  ---------------------

- --------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Carlton Investments LLC
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
          (See Instructions)                                            (b) [ ]

- --------------------------------------------------------------------------------
3         SEC USE ONLY

- --------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- --------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
        NUMBER OF

         SHARES           ------------------------------------------------------
                           6     SHARED VOTING POWER
      BENEFICIALLY
                                    1,041,667
        OWNED BY          ------------------------------------------------------
                           7     SOLE DISPOSITIVE POWER
          EACH

        REPORTING         ------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
       PERSON WITH
                                    1,041,667

- --------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,041,667

- --------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)

- --------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  2.8%(1)

- --------------------------------------------------------------------------------

- --------------------
(1) Based on 37,728,502 shares of Common Stock outstanding on September 30, 2000, as represented by ARTISTdirect, Inc. in its Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2000.

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 3 OF 15 PAGES
- -------------------------                                  ---------------------


- --------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)
                CO

- --------------------------------------------------------------------------------

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 4 OF 15 PAGES
- -------------------------                                  ---------------------

- --------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Carlyle Investments LLC
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
          (See Instructions)                                            (b) [ ]

- --------------------------------------------------------------------------------
3         SEC USE ONLY

- --------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- --------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

       NUMBER OF
                          ------------------------------------------------------
        SHARES             6     SHARED VOTING POWER

     BENEFICIALLY                   1,041,667
                          ------------------------------------------------------
       OWNED BY            7     SOLE DISPOSITIVE POWER

         EACH
                          ------------------------------------------------------
       REPORTING           8     SHARED DISPOSITIVE POWER

      PERSON WITH                   1,041,667

- --------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,041,667

- --------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)

- --------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  2.8%(2)

- --------------------------------------------------------------------------------

- --------------------
(2) Based on 37,728,502 shares of Common Stock outstanding on September 30, 2000, as represented by ARTISTdirect, Inc. in its Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2000.

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 5 OF 15 PAGES
- -------------------------                                  ---------------------


- --------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)
                CO

- --------------------------------------------------------------------------------

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 6 OF 15 PAGES
- -------------------------                                  ---------------------

- --------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Meadowlane Enterprises Ltd.
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
          (See Instructions)                                            (b) [ ]

- --------------------------------------------------------------------------------
3         SEC USE ONLY

- --------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          British Virgin Islands
- --------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

       NUMBER OF                       0
                          ------------------------------------------------------
        SHARES             6     SHARED VOTING POWER

     BENEFICIALLY                      0
                          ------------------------------------------------------
       OWNED BY            7     SOLE DISPOSITIVE POWER

         EACH                          0
                          ------------------------------------------------------
       REPORTING           8     SHARED DISPOSITIVE POWER

      PERSON WITH                      0


- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

- --------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)

- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0%

- --------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)
                  CO

- --------------------------------------------------------------------------------

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 7 OF 15 PAGES
- -------------------------                                  ---------------------

- --------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Gustavo A. Cisneros
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
          (See Instructions)                                            (b) [ ]

- --------------------------------------------------------------------------------
3         SEC USE ONLY

- --------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Venezuela
- --------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

       NUMBER OF
                          ------------------------------------------------------
        SHARES             6     SHARED VOTING POWER

     BENEFICIALLY                   1,041,667
                          ------------------------------------------------------
       OWNED BY            7     SOLE DISPOSITIVE POWER

         EACH
                          ------------------------------------------------------
       REPORTING           8     SHARED DISPOSITIVE POWER

      PERSON WITH                   1,041,667


- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,041,667

- --------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)

- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  2.8%(3)

- --------------------------------------------------------------------------------

- --------------------
(3) Based on 37,728,502 shares of Common Stock outstanding on September 30, 2000, as represented by ARTISTdirect, Inc. in its Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2000.

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 8 OF 15 PAGES
- -------------------------                                  ---------------------


- --------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)
                IN

- --------------------------------------------------------------------------------

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 9 OF 15 PAGES
- -------------------------                                  ---------------------

- --------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Ricardo J. Cisneros
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
          (See Instructions)                                            (b) [ ]

- --------------------------------------------------------------------------------
3         SEC USE ONLY

- --------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Venezuela
- --------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

       NUMBER OF
                          ------------------------------------------------------
        SHARES             6     SHARED VOTING POWER

     BENEFICIALLY                   1,041,667
                          ------------------------------------------------------
       OWNED BY            7     SOLE DISPOSITIVE POWER

         EACH
                          ------------------------------------------------------
       REPORTING           8     SHARED DISPOSITIVE POWER

      PERSON WITH                   1,041,667


- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,041,667

- --------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)

- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  2.8%(4)

- --------------------------------------------------------------------------------

- --------------------
(4) Based on 37,728,502 shares of Common Stock outstanding on September 30, 2000, as represented by ARTISTdirect, Inc. in its Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2000.

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                   PAGE 10 OF 15 PAGES
- -------------------------                                  ---------------------

- --------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)
                IN

- --------------------------------------------------------------------------------

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                   PAGE 11 OF 15 PAGES
- -------------------------                                  ---------------------


ITEM 1(a)   NAME OF ISSUER:

                    ARTISTdirect, Inc.
            --------------------------------------------------------------------

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    5670 Wilshire Boulevard, Suite 200
            --------------------------------------------------------------------
                    Los Angeles, CA 90036
            --------------------------------------------------------------------

            --------------------------------------------------------------------

ITEM 2(a)   NAME OF PERSON FILING:
                    See respective cover pages
            --------------------------------------------------------------------

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

            The address of the principal business offices of Carlton Investments LLC ("Carlton") and Carlyle Investments LLC ("Carlyle") is c/o Finser Corporation, 550 Biltmore Way, Suite 900, Coral Gables, FL 33134. The address of the principal business office of Meadowlane Enterprises Ltd. ("Meadowlane") is attn: Legal Department, Wickham's Cay, Road Town, Tortola, British Virgin Islands. The business address of Gustavo A. Cisneros ("GAC") and Ricardo J. Cisneros ("RJC") is c/o Venevision, Final Avenida, La Salle, Edificio Venevision, Urbanizacion Colina de los Caobos, Caracas, Venezuela.

ITEM 2(c)   CITIZENSHIP
                    GAC and RJC are citizens of Venezuela. Meadowlane is an
            international business company organized under the laws of the British Virgin Islands. Carlton and Carlyle are limited liability companies organized under the laws of the State of
            Delaware.
            --------------------------------------------------------------------
ITEM 2(d)   TITLE OF CLASS OF SECURITIES:
                    Common Stock, par value $0.01 per share
            --------------------------------------------------------------------

ITEM 2(e)   CUSIP NUMBER:
                    04315D 10 3
            --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                    Not Applicable
            --------------------------------------------------------------------

ITEM 4.     OWNERSHIP.

            (a)  Amount Beneficially Owned: Shares See respective cover pages.

            (b)  Percent of Class: %  See respective cover pages.

            (c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: See respective cover pages.

                (ii) shared power to vote or to direct the vote: See respective cover pages.

               (iii) sole power to dispose or to direct the disposition of: See respective cover pages.

                (iv)  shared power to dispose or to direct the disposition of:
                      See respective cover pages.

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                   PAGE 12 OF 15 PAGES
- -------------------------                                  ---------------------




ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        Meadowlane, a holding company beneficially owned
            one-half by GAC and one-half by his brother, RJC, previously had direct ownership of 2,083,334 shares of Common Stock of the Issuer. On December 28, 2000, Meadowlane transferred (i) 1,041,667 shares of Common Stock of the Issuer to Carlton, a holding company indirectly beneficially owned by a trust established by GAC for the benefit of himself and members of his family; and (ii) 1,041,667 shares of Common Stock of the Issuer to Carlyle, a holding company indirectly beneficially owned by a trust established by RJC for the benefit of himself and members of his family. Carlton and GAC disclaim beneficial ownership of the shares of the Issuer owned by Carlyle. Carlyle and RJC disclaim beneficial ownership of the shares of the Issuer owned by Carlton.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                    Not Applicable
            --------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                    Not Applicable
            --------------------------------------------------------------------

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                   PAGE 13 OF 15 PAGES
- -------------------------                                  ---------------------


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                        See Exhibit A attached hereto.
            --------------------------------------------------------------------

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
                        Not Applicable
            --------------------------------------------------------------------

ITEM 10.    CERTIFICATION.
                        Not Applicable
            --------------------------------------------------------------------

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                   PAGE 14 OF 15 PAGES
- -------------------------                                  ---------------------


                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   Gustavo A. Cisneros
                                       -----------------------------------------
                                                    February 14, 2001
                                       -----------------------------------------
                                                           Date:

                                               /s/ GUSTAVO A. CISNEROS
                                       -----------------------------------------
                                                       (Signature)



                                                   Ricardo J. Cisneros
                                       -----------------------------------------
                                                    February 14, 2001
                                       -----------------------------------------
                                                          Date:

                                               /s/ RICARDO J. CISNEROS
                                       -----------------------------------------
                                                       (Signature)



                                                 Carlton Investments LLC
                                       -----------------------------------------
                                                    February 14, 2001
                                       -----------------------------------------
                                                          Date:

                                                   /s/ JOAN JENSEN
                                       -----------------------------------------
                                                       (Signature)

                                      Name:   Joan Jensen
                                      Title:  Secretary


                                                 Carlyle Investments LLC
                                       -----------------------------------------
                                                    February 14, 2001
                                       -----------------------------------------
                                                          Date:

                                                   /s/ JOAN JENSEN
                                       -----------------------------------------
                                                       (Signature)

                                      Name:   Joan Jensen
                                      Title:  Secretary

                                               Meadowlane Enterprises Ltd.
                                       -----------------------------------------
                                                    February 14, 2001
                                       -----------------------------------------
                                                          Date:

                                                  /s/ AMAYA ARIZTOY
                                       -----------------------------------------
                                                       (Signature)

                                      Name:   Amaya Ariztoy
                                      Title:  Attorney-in-fact

- -------------------------                                  ---------------------
CUSIP NO. 04315D 10 3                  13G                   PAGE 15 OF 15 PAGES
- -------------------------                                  ---------------------


                                    EXHIBIT A

Members of the Group

Gustavo A. Cisneros

Ricardo J. Cisneros

Carlton Investments, LLC

Carlyle Investments LLC

Meadowlane Enterprises Ltd.